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                                    EXHIBIT 5


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               [FOSTER, SWIFT, COLLINS & SMITH, P.C. LETTERHEAD]



                                   May 8, 1998



IBT Bancorp, Inc.
200 East Broadway
Mt. Pleasant, MI  48858

Gentlemen:

                  RE:      Registration Statement on Form S-8

                  In connection with the proposed registration of 7,000 shares of common stock of IBT Bancorp, Inc. (the "Corporation") covered by the above-captioned Registration Statement, we have examined the Corporation's Articles of Incorporation, Bylaws, Corporate Minute Book and the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on or about May 20, 1998.

                  Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

                  1. The Corporation has been duly incorporated under the laws of the State of Michigan, and is validly existing and in good standing under the laws of that state.

                  2. The 7,000 shares of common stock covered by this Registration Statement have been legally authorized and when such shares have been duly delivered to employees against payment therefore as contemplated by the IBT Bancorp, Inc. Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, such shares will be legally issued, fully paid and nonassessable.




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               [FOSTER, SWIFT, COLLINS & SMITH, P.C. LETTERHEAD]

IBT Bancorp, Inc.
May 8, 1998
Page 2


                  This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit.

                                   Very truly yours,

                                   FOSTER, SWIFT, COLLINS & SMITH, P.C.
                                   /s/ Foster, Swift, Collins & Smith, P.C.